Exhibit (a)(4)

EATON VANCE GROWTH TRUST

AMENDMENT TO DECLARATION OF TRUST

AMENDMENT effective August 11, 2008, made to the Declaration of Trust dated May 25, 1989, as amended, (hereinafter called the "Declaration") of Eaton Vance Growth Trust, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on August 11, 2008.

WHEREAS, Section 7 of Article XIV of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to make such changes as do not have a materially adverse effect on the rights or interests of Shareholders;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1. The last paragraph of Section 2 of Article VI of the Declaration is hereby amended and restated in its entirety to read as follows:

The establishment and designation of any series of Shares shall be effective upon the approval by a majority of the then Trustees of such establishment and designation and the relative rights and preferences of such series. At any time that there are no Shares outstanding of any particular series previously established and designated, the Trustees may abolish that series and the establishment and designation thereof. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration in accordance with Section 7 of Article XIV hereof, and a copy of each such instrument shall be filed in accordance with Section 5 of Article XIV hereof.

2. Section 7 of Article XIV of the Declaration is hereby amended and restated in its entirety to read as follows:

Section 7. Amendments. The establishment and designation and the relative rights of any series of Shares approved in accordance with Section 2 of Article VI hereof shall, without any authorization, consent or vote of the Shareholders, effect an amendment of this Declaration. Except as otherwise provided in this Section 7, if authorized by vote of a majority of the Trustees and by a vote of a majority of the outstanding voting securities of the Trust affected by the amendment (which Shares shall, unless otherwise provided by vote of a majority of the Trustees, vote together on such amendment as a single class), or by any larger vote which may be required by applicable law or this Declaration of Trust in any particular case, the Trustees may amend or otherwise supplement this Declaration. The Trustees may also amend this Declaration without the vote or consent of Shareholders to change the name of the Trust or to make such other changes as do not have a materially adverse effect on the rights or interests of Shareholders hereunder or if they deem it necessary to conform this Declaration to the requirements of applicable Federal laws or regulations or the requirements of the regulated investment company provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing so to do. Any amendment of or supplement to this Declaration of Trust shall be effective as provided by its terms or, if there is no provision therein with respect to effectiveness, (i) upon the signing of an instrument by a majority of the Trustees then in office or (ii) upon the execution of an instrument and a certificate (which may be part of such instrument) executed by a Trustee or officer of the Trust to the effect that such amendment has been duly adopted. Copies of any amendment or of the supplemental Declaration of Trust shall be filed as specified in Section 5 of this Article XIV.

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IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on August 11, 2008. Signed this 1st day of October, 2008

/s/ Maureen A. Gemma Maureen A. Gemma Secretary to the Trust